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North Fork Bancorporation, Inc.
Exhibit 11 - Computation of Earnings Per Share
December 31, 1998

                                                              --------------------------------------------
                                                              Dec. 31, 1998   Dec. 31, 1997  Dec. 31, 1996
                                                              --------------------------------------------
Net Income                                                     $167,975,347   $170,521,287   $ 94,448,282

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                      140,706,044    136,760,843    136,502,635
Weighted Average Common Equivalent Shares - Options                 675,556      2,424,623      2,011,960
Weighted Average Common Equivalent Shares - Restricted Stock        383,968        147,585        192,439
                                                              -------------------------------------------
Weighted Average Common and Common Equivalent Shares            141,765,568    139,333,051    138,707,034
                                                              ===========================================

Net Income per Common Equivalent Share - Basic                 $       1.19   $       1.24   $       0.69
Net Income per Common Equivalent Share - Diluted               $       1.18   $       1.22   $       0.68
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